Exhibit 10.18

September 11, 2002



Mr. James W. Scott
Mid-Power Resources Corp.
3800 Howard Hughes Parkway, Suite 860-A
Las Vegas, Nevada 89109


Re:      Lakeside Prospect
         Claude Boudreaux #1 Well
         Cameron Parish, Louisiana


Dear Mr. Scott:

Please accept this letter as formal confirmation of certain verbal agreements related to the Lakeside Prospect and the Claude Boudreaux #1 Well, located in Cameron Parish, Louisiana:

         1. Effective 5 PM Central Standard Time on August 31, 2002, ("Effective Time") Mid-Power Resources Corp. ("Mid-Power") was the only Working Interest Owner in the Claude Boudreaux #1 Well ("Well") to elect to complete, test, produce, eventually plug, and abandon said Well and restore location.

         2. Petrogulf III, L.L.C. ("Petrogulf") owning 40.00% Working Interst and Harvest Natural Resources ("Harvest") owning 35.00% Working Interest each individually elected to plug and abandon the Well. Harvest has assigned all right, title and interest to all oil and gas leases in the Lakeside Prospect to Mid-Power and Mid-Power has accepted the same.

         3. Petrogulf has sufficient funds held for the account of Petrogulf, Harvest and Mid-Power to cover all expenses due and payable for Lakeside Prospect and the Well prior to the Effective Time. Petrogulf agrees to provide Mid-Power with Petrogulf's accounting and final settlement invoices and credits in favor of Harvest and Mid-Power as said accounting is completed. Petrogulf has advised Mid-Power that as of the Effective Time approximately $387,000.00 remained in Mid-Power's account. The $387,000 is based upon actual bills paid and JIB'd by accounting as of August 31, 2002. It does not include any outstanding invoices. Petrogulf estimated incremental costs of $175,000.00 to run three and a half inch tubing for casing, cementing, and a single perforating run. It does not include plugging and abandonment or site restoration. Mid-Power agreed to pay 100% of

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                  all costs incurred  beyond 5:00 PM August 31, 2002.  Petrogulf is attempting to acquire final approval from the Louisiana Oil
                  and  Gas  Commission  for  the  tubingless  completion.   When
                  Mid-Power take over completely as Operator and furnishes its own bond, Petrogulf shall furnish an accounting of invoices received to date by Petrogulf.

         4. Petrogulf represents to Mid-Power that full disclosure of all known liabilities and existing conditions such as costs incurred in acquiring of leases in the Lakeside Prospect and the drilling of the Claude Boudreaux #1 Well and known to
                  Petrogulf has been given. From the Effective Time on, Mid-Power shall be responsible for and has accepted the full financial obligations and total liabilities for all further operations on the well including final well completion, well, abandonment and site restoration in accordance with all leases and rights of way, applicable State and Federal and Local rules and regulations. Mid-Power hereby does fully indemnify and agrees to hold Petrogulf harmless as of the Effective Time.

         5. Mid-Power also obligates itself to attempt a completion in the Marge Howei sand, thereby, earning 75.00% of Petrogulf's 40.00% working interest, being 30.00% working interest in all Lakeside Prospect Leases, excluding the Western Lease as defined in Paragraph 8.

         6. Petrogulf shall continue as Operator of Record operating under the reasonable and industry standard direction of Mid-Power for a period not to exceed thirty (30) days from the effective date, unless said period is either reduced or extended by the written agreement by and between Petrogulf and Mid-Power. At Petrogulf's sole option, an extension may be granted for a period not to exceed an additional thirty (30) additional days. Mid-Power agrees to be bound by the elections of Davis as communicated in writing to Petrogulf and send via facsimile transmission to 303-893-0519. Petrogulf shall endeavor to achieve Davis' overall completion objectives, while maintaining specific operational control. At the end of the thirty (30) days, or the agreed to reduced or extended period, Mid-Power shall immediately secure a proper and appropriate State bond for the subject well and Petrogulf shall prepare and forward properly styled Louisiana well transfer forms to Mid-Power and Mid-Power agrees to complete the form and immediately return it to Petrogulf. Petrogulf will file said well transfer form in favor of Mid-Power or Mid-Power's approved designee in accordance with the terms as provided for in this paragraph.

         7. Mid-Power hereby agrees to and accepts any and all other liabilities and obligations under the controlling Operating Agreement and AMI.

         8. As consideration to Petrogulf, Mid-Power agrees to credit Petrogulf with an undivided ten percent (10.00%) carried Working Interest based on a 73.00% net revenue interest through completion and tie in, or plug and abandonment of the

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                  well and  restoration  of the location,  thereafter  Petrogulf
                  shall  pay  its  10.00%   working   interest  in  all  further
                  operations and expenses associated with the Well and Leases within the Lakeside Prospect, as set forth in the Operating Agreement. Petrogulf shall retain and Mid-Power agrees that Petrogulf shall own an undivided non-carried 40.00% working interest based on a 73.00% net revenue interest in the
                  westermost  180  acres  ("Western   Lease")  of  the  Lakeside
                  Prospect  Leases  shown  in  Exhibit  "A"  (Lakeside  Prospect
                  Leases), provided that the Western Lease in not included in the Claude Boudreaux #1 Well final approved producing unit, until Mid-Power ties in the well to a gas or oil sales pipeline. At that point and upon such notice to Petrogulf, Petrogulf shall be obligated to provide Mid-Power with 75.00% of Petrogulf;s 40.00% working interest, being 30.00% working interest, in and to the Western Lease as referenced above (Petrogulf will retain a 10.00% carried working interest based on a 73.00% net revenue interest in Western Lease in like manner as the balance of the leases in the Lakeside Prospect). Petrogulf's 10.00% working interest will not be carried by Mid-Power on the drilling of any new wells on any leases.

         9. This Letter Agreement contains the entire agreement between the parties and may not be amended except in writing and executed by both parties.

         10. The Intent of this Agreement is that Mid-Power has assumed the entire obligation to attempt to test and complete the Well, or plug and abandon and restore the location, whereby, Petrogulf will assign all of its' interest, except 10.00% under the Lakeside Prospect Leases excluding the Western Lease. Further, if Mid-Power ties the Well into a pipeline, Mid-Power will also earn the most Westerly 180 acres (Western Lease), except for 10.00%, which will be retained by Petrogulf. After completion of the Claude Boudreaux well, Petrogulf shall pay its' 10.00% of all operations of said well.

         11. In the event there is a conflict between the terms and conditions of this Letter Agreement and the Operating Agreement, the terms and conditions of the Operating Agreement shall prevail.

If this Letter Agreement meets with your understanding, please indicate your acceptance by signing, dating and returning a copy of this Letter Agreement to the attention of the undersigned. For the purposes of satisfying this Letter Agreement or notice requirements as provided for herein, facsimile transmissions shall be considered legally binding. A fax signature is deemed the same as an original.

Very truly yours,

Petrogulf III, L.L.C.
By it's Agent and the Operator of the Well

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PETROGULF CORPORATION

/s/ Betty A. Pennington
----------------------------
Betty A. Pennington
Vice President

Agreed to and Accepted this 12th day of September, 2002,


Mid-Power Resource Corp.

 /s/ James W. Scott
---------------------------
 James W. Scott
 President


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